Exhibit 99.1

Coach Reports First Quarter Earnings Per Share of $0.77

Completes Acquisition of Retail Businesses in Korea and Malaysia

Establishes New $1.5 Billion Stock Repurchase Program

NEW YORK--(BUSINESS WIRE)--October 23, 2012--Coach, Inc. (NYSE: COH, SEHK: 6388), a leading marketer of modern classic American accessories, today reported sales of $1.16 billion for its first fiscal quarter ended September 29, 2012, compared with $1.05 billion reported in the same period of the prior year, an increase of 11%. Net income for the quarter totaled $221 million, with earnings per diluted share of $0.77. This compared to net income of $215 million and earnings per share of $0.73 in the prior year’s first quarter, representing increases of 3% and 6%, respectively.

Concurrently, the company also announced that its Board of Directors has authorized the repurchase of up to $1.5 billion of its outstanding common stock by June 30, 2015.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We were pleased with our results this quarter, highlighted by double-digit top line growth, with strong comparable stores sales – most notably in North America and China. We continued to make progress against our strategic initiatives - enhancing our leadership position in the North American women’s bag and accessory category through fashion innovation, aggressively growing our international business, becoming a market leader in the Men’s accessories category and harnessing the power of the digital world. In addition, during the quarter, we completed the acquisition of our domestic distributors in Korea and Malaysia.”

For the quarter, operating income totaled $332 million, up 3% from the $322 million reported in the comparable year-ago period, while operating margin was 28.6% versus 30.7% reported for the prior year. As previously announced, long-term growth investments, notably in Asia, impacted profitability levels in the period. During the quarter, gross profit rose 11% to $845 million from $765 million a year ago. Gross margin remained high at 72.8%, even with prior year. SG&A expenses as a percentage of net sales increased, reflecting the impact of the newly-acquired retail businesses in Korea and Malaysia and totaled 44.2%, as compared to 42.1% reported in the year-ago quarter.

The company also announced that during the first fiscal quarter, it repurchased and retired nearly 3.1 million shares of its common stock at an average cost of $56.59, spending a total of $175 million. At the end of the period, about $85 million remained under the company’s prior repurchase authorization.

As noted in Coach’s Form 8-K filing earlier this month, the company has changed its reportable segments to a geographic focus, recognizing the expansion and growth of sales through its international markets. Based on these segments, first fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Total North American sales increased 8%, to $784 million from $729 million last year. North American direct sales rose 11% for the quarter with comparable store sales up 5.5%. At POS, sales in North American department stores were essentially even with prior year while shipments into department stores declined, as inventories were planned lower.
  International sales increased 15% to $362 million from $314 million last year. China results continued very strong, with total sales up nearly 40% and comparable store sales rising at a double-digit rate. Shipments into international wholesale accounts rose sharply reflecting strong underlying POS sales trends. In Japan, sales rose 1% on a constant-currency basis, while dollar sales were even with the prior year, adjusted for a slightly weaker yen.

During the first quarter of fiscal 2013 in North America, the company opened five factory stores, including three Men’s factory stores. This brought the total to 354 retail stores and 174 factory stores as of September 29, 2012. In China, eight net locations were opened, bringing the total to 104. In Japan, Coach opened one Men’s factory store. Therefore, at the end of the quarter there were 188 total locations in Japan. As previously announced, during the first quarter the company acquired the domestic retail Coach businesses in Malaysia and Korea. At quarter-end, including these acquisitions, as well as those made in FY12, the company operated seven locations in Singapore, 27 in Taiwan, 10 in Malaysia and 48 in Korea.

Mr. Frankfort added, “We launched our new, iconic, dual gender Legacy collection during the quarter. Inspired by our archives, this modern, leather-based collection reinforces our distinctiveness in the marketplace. Legacy has been embraced by consumers across all geographies and demographics, providing us with a major platform for the years to come.”

“We are well positioned for the holiday season and remain confident in our ability to deliver double-digit growth during our planning horizon given the strength of the Coach brand and our increasing global expansion. Further, the announcement today of the authorization of a new buyback program reflects this confidence in Coach’s business outlook as well as our financial strength,” Mr. Frankfort concluded.

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, October 23, 2012. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," “confidence,” “trends,” "intend," "estimate," "on track," "are positioned to," “on course,” “opportunity,” “become,” “forward,” "continue," "project," "guidance," “target,” "forecast,” “achieve,” "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 29, 2012 and October 1, 2011
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	September 29,	October 1,
	2012	2011

Net sales	$1,161,350	$1,050,359

Cost of sales	316,182	285,706

Gross profit	845,168	764,653

Selling, general and
administrative expenses	513,451	442,687

Operating income	331,717	321,966

Interest income, net	36	114

Other expense	(2,072)	(1,476)

Income before provision for income taxes	329,681	320,604

Provision for income taxes	108,300	105,621

Net income	$221,381	$214,983

Net income per share

Basic	$0.78	$0.74

Diluted	$0.77	$0.73

Shares used in computing
net income per share

Basic	284,569	289,778

Diluted	288,497	296,068

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 29, 2012, June 30, 2012 and October 1, 2011
(in thousands)
(unaudited)

	September 29,	June 30,	October 1,
	2012	2012	2011
ASSETS

Cash, cash equivalents and short term investments	$760,755	$917,215	$847,975
Receivables	178,307	174,462	153,061
Inventories	598,128	504,490	519,586
Other current assets	231,397	208,361	168,526

Total current assets	1,768,587	1,804,528	1,689,148

Property and equipment, net	687,475	644,449	586,914
Other noncurrent assets	695,316	655,344	602,016

Total assets	$3,151,378	$3,104,321	$2,878,078

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$132,997	$155,387	$144,244
Accrued liabilities	575,627	540,398	486,329
Current portion of long-term debt	22,279	22,375	800

Total current liabilities	730,903	718,160	631,373

Long-term debt	985	985	23,264
Other liabilities	425,397	392,245	406,938

Stockholders' equity	1,994,093	1,992,931	1,816,503

Total liabilities and stockholders' equity	$3,151,378	$3,104,321	$2,878,078

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications